Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and

Exchange Commission.  Confidential Treatment Requested

Under 17. C.F.R. Sections 200.80(b)(4) and 240.24b-2.

Execution Copy

FOURTH AMENDMENT

TO

COLLABORATIVE RESEARCH, DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

This Fourth Amendment is entered into as of March 22, 2009 (“Fourth Amendment Effective Date”), by and between Senomyx, Inc. (“Senomyx”) and Ajinomoto Co., Inc. (“Ajinomoto”).  Capitalized terms used herein without definition shall have the meaning provided therefor in the First Collaboration Agreement (as defined below).

BACKGROUND

WHEREAS, Senomyx and Ajinomoto have previously entered into that certain Collaborative Research, Development, Commercialization and License Agreement, effective March 23, 2006, that certain First Amendment thereto, dated October 6, 2006, that certain Second Amendment thereto, dated April 24, 2007, and that certain Third Amendment thereto, dated August 1, 2007 (collectively, the “First Collaboration Agreement”), for […***…] Program I and […***…] Program II;

WHEREAS, the parties desire to extend the Collaborative Period with respect to Senomyx […***…] Compounds; and

WHEREAS, the parties have agreed to amend the First Collaboration Agreement on the terms set forth herein and enter into this Fourth Amendment for the purpose of documenting such amendment as required by Section 17.7 of the First Collaboration Agreement;

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereby agree to amend the First Collaboration Agreement as follows.

AGREEMENT

1.             Appendix A to the First Collaboration Agreement is hereby amended by either adding or amending, as provided below, the following definitions:

“Collaborative Period” means (i) in the case of […***…] Program I the period beginning on the Effective Date and ending three (3) years thereafter; and (ii) in the case of […***…] Program II the period beginning on the Effective Date and ending four (4) years thereafter, unless extended by Ajinomoto as provided above.

2.             […***…] for […***…] Program II within […***…] of the Fourth Amendment Effective Date.  After […***…], the Steering Committee will decide whether it approves the same.

***Confidential Treatment Requested

3.             Section 3.3(C) of the First Collaboration Agreement is hereby amended and restated in its entirety as follows:

“(C)         Extension of the Collaborative Period.  The original three (3) year Collaborative Period for […***…] Program II is extended for one (1) year, and thereafter, Ajinomoto shall have three (3) consecutive options (“Extension Options”) to extend the Collaborative Period for […***…] Program II each for consecutive one (1) year periods following the fourth year of the Collaborative Period.  If Ajinomoto chooses to extend the Collaborative Period for […***…] Program II, Ajinomoto must notify Senomyx at least […***…] prior to expiration of the Collaborative Period.  In such event, the Collaborative Period of […***…] Program II shall be extended for one (1) year; provided, however, that in no event shall the Research Fee in the Collaborative Period so extended […***…]”

4.             The fourth sentence of Section 7.3 of the First Collaboration Agreement is hereby replaced with the following two sentences:

“The Research Fees for the third year of the Collaborative Program shall be […***…].  The Research Fees for the fourth year of the Collaborative Program shall be […***…], and thereafter, the same will be decided through good faith negotiations between Senomyx and Ajinomoto.”

5.             By this Fourth Amendment, […***…] hereby agrees to reimburse […***…] for all actual and reasonable out-of-pocket costs incurred by […***…] for […***…] from […***…] Program II in an amount not to exceed […***…], subject to […***…] receipt from […***…] of reasonably persuasive written evidence of such costs.  […***…].  […***…] will share […***…] with […***…], which will be considered Confidential Information of […***…] under the First Collaboration Agreement.

6.             Except as specifically amended by this Fourth Amendment, the terms and conditions of the First Collaboration Agreement shall remain unchanged and in full force and effect.

7.             The parties will agree upon a press release to announce the execution of this Fourth Amendment and its material terms, the form of which press release is attached as Appendix A to this Fourth Amendment.  After issuance of such press release, Ajinomoto and Senomyx may each disclose to third parties the information contained in such press release without the need for further approval by the other party.

***Confidential Treatment Requested

8.             This Fourth Amendment will be governed by the laws of the […***…], as such laws are applied to contracts entered into and to be performed entirely within such State.

9.             This Fourth Amendment shall be effective as of the date first written above.

10.           This Fourth Amendment may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Fourth Amendment as of the date set forth hereinabove.

SENOMYX, INC.		AJINOMOTO CO., INC.

By:	/s/ Kent Snyder	By:	/s/ Kiyoshi Miwa

Name:	Kent Snyder	Name:	Kiyoshi Miwa
Title:	President and Chief Executive Officer	Title:	Member of the Board & Corporate Vice President

Date:	3/23/09	Date:	3/23/2009

***Confidential Treatment Requested

APPENDIX A
FORM OF PRESS RELEASE

SENOMYX ANNOUNCES THE EXTENSION OF ITS COLLABORATIVE RESEARCH, DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT WITH AJINOMOTO CO., INC.

SAN DIEGO, CA — March X, 2009 — Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the food, beverage, and ingredient supply industries, announced today the extension of one of its discovery and development programs with Ajinomoto Co., Inc., which was originally established in March 2006.  The two companies will continue to work together on an exclusive basis on the discovery, development and commercialization of new flavor ingredients for use in the soup, sauce and culinary aids, noodles, and bouillon product categories in Asia.  This discovery and development program has been extended for one year with three consecutive options of one year each that could further extend the collaboration. Under the terms of the extension, discovery and development funding paid by Ajinomoto to Senomyx will be at a higher level than for previous years. In addition, Senomyx is entitled to specified payments upon the achievement of milestones and royalty payments based on sales of Ajinomoto products containing any flavor ingredients developed under the agreement.  This extension does not impact the companies’ activities with existing flavor ingredients covered by the collaborative agreement.

“Senomyx welcomes the opportunity to continue to work with Ajinomoto, a leading worldwide manufacturer of food and culinary products, to discover and commercialize new flavor ingredients,” said Kent Snyder, President and Chief Executive Officer of Senomyx.  “Ajinomoto is a Japan-based global company and we are pleased to extend our collaboration with them to take advantage of their leading position in the Asian market.”

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery, development, and commercialization collaborations with seven of the world’s foremost food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Senomyx’s ability to identify and develop novel flavor ingredients that provide a sufficiently potent effect; the capabilities of Senomyx’s flavor ingredients, Senomyx’s ability, or Senomyx’s collaborators’ ability, to commercialize products incorporating Senomyx’s flavor ingredients in foods and culinary products; the duration of Senomyx’s collaborative, research, development, commercialization and license agreement with Ajinomoto and whether Ajinomoto will elect its option to extend the collaboration for any additional periods and Senomyx’s right to receive research fees, milestone payments and royalties under its agreements with its collaborators. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

(858) 646-8369

gwen.rosenberg@senomyx.com

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